     Exhibit 11 - Statement regarding Computation Per Share Earnings.

                                  EXEL LIMITED
                 COMPUTATION OF EARNINGS PER ORDINARY SHARE AND
                           ORDINARY SHARE EQUIVALENT
              (U.S. dollars in thousands except per share amounts)


                                                       Three Months Ended                             Six Months Ended
                                                             May 31,                                      May 31,
                                                    1998                 1997                    1998                  1998
                                                           (Unaudited)                                  (Unaudited)
                                                              (U.S. Dollars in thousands except per share amounts)
(A) Earnings per ordinary share
    and ordinary share
    equivalent -- basic:
    Weighted average ordinary
      shares and ordinary
      share equivalents
      outstanding.......................             84,640              84,883                  84,603                85,849
                                                   ========            ========                ========              ========

    Net income:.........................           $170,562            $211,580                $325,972              $319,698
                                                   ========            ========                ========              ========
    Earnings per ordinary
      share and ordinary
      share equivalent..................              $2.02               $2.49                   $3.85                 $3.72
                                                   ========            ========                ========              ========
(B) Earnings per ordinary
    share and ordinary share
    equivalent - assuming
    full dilution:
     Weighted average shares
      outstanding.......................             84,466              84,678                  84,487                85,728

    Average stock options
     outstanding (net of
     repurchased shares
     under the treasury
     stock method.......................              1,860               1,101                   1,706                 1,078
                                                   --------            --------                --------              --------

    Weighted average ordinary
     shares and ordinary
     share equivalents
     outstanding........................             86,326              85,779                  86,193                86,806
                                                   ========            ========                ========              ========

    Net income..........................           $170,562            $211,580                $325,972              $319,698
                                                   ========            ========                ========              ========
    Earnings per ordinary
     share and ordinary
     share equivalent...................              $1.98               $2.47                   $3.78                 $3.68
                                                   ========            ========                ========              ========
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